Exhibit 99.1

VITAMIN SHOPPE, INC.	NEWS RELEASE
2101 91st Street North Bergen, NJ 07047 (201) 624-2900 www.vitaminshoppe.com

VITAMIN SHOPPE ANNOUNCES CEO PLANS TO RETIRE NEXT YEAR

North Bergen, NJ (September 10, 2014) – The Vitamin Shoppe®, a leading health and wellness retailer reported today that after eight years of dedicated service and outstanding contributions to the Vitamin Shoppe, its Chief Executive Officer, Tony Truesdale announced his intent to retire on June 27, 2015 to spend more time with his family and his external Board work. The Board of Directors of the Vitamin Shoppe will be commencing a search for a new Chief Executive Officer which will include both internal and external candidates, who will then implement the next stages of the Company’s long-term growth plans.

Commenting on behalf of the Board of Directors, Rick Markee Executive Chairman stated, “Tony will retire with the gratitude and best wishes of the entire Board of Directors and the Vitamin Shoppe family. Since joining the company in 2006, he has undertaken and completed many significant projects which have positioned the company for future growth. He is an inspirational leader for all the Health Enthusiasts at the Vitamin Shoppe. Mr. Truesdale will continue in his capacity as CEO to ensure a smooth transition when a new CEO is named.”

Tony Truesdale, CEO said, “I thank the Board for the opportunity to lead the Vitamin Shoppe over the past three years and am very proud of what the team has accomplished. I look forward to seeing the Company’s continued growth.” Mr. Truesdale added, “I have determined that this is the right time for me to spend more time with my family and pursue my other health and wellness passions.”

About the Vitamin Shoppe (NYSE: VSI)

Vitamin Shoppe is a multi-channel specialty retailer and contract manufacturer of nutritional products based in North Bergen, New Jersey. In its stores and on its website, the company carries one of the most comprehensive retail assortments in the industry, including vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and beauty aids. In addition to offering 900 national brand products, the Vitamin Shoppe also exclusively carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plntTM, ProBioCareTM and Next StepTM brands. Other proprietary brands include Betancourt and Nutri-Force Sports®. The Vitamin Shoppe conducts business through more than 670 company-operated retail stores under The Vitamin Shoppe, Super Supplements and Vitapath retail banners, and primarily through its website, www.VitaminShoppe.com and www.supersup.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

CONTACTS:

Investors: Kathleen Heaney 646-912-3844 ir@vitaminshoppe.com	Media: Meghan Biango Manager, Corporate Communications 201-552-6017 meghan.biango@vitaminshoppe.com

(NYSE: VSI)

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